[JP LOGO]           Shari J. Lease
                                                       Vice President & Counsel
                                JEFFERSON PILOT
                                   FINANCIAL
                                                       Jefferson Pilot Financial
                                                       One Granite Place
                                                       Concord, NH 03301

                                                       business  (603) 226-5105
                                                                 (800) 258-3648
                                                       facsimile (603) 226-5448

May 19,2000

Jefferson Pilot Financial Insurance Company
One Granite Place
Concord, New Hampshire 03301

        RE: JPF Variable Annuity Separate Account - Pre-Effective Amendment Pilot Classic Variable Annuity Policy

Gentlemen:

This opinion is furnished in connection with the filing by Jefferson Pilot Financial Insurance Company ("JP Financial") of Pre-Effective Amendment No. 1 to its Registration Statement on Form N-4 by JPF Variable Annuity Separate Account (the "Separate Account") of an indefinite number of units of interest ("Units") of the Pilot Classic Annuity Policy (the "Policy").

I am familiar with the terms of the Policies and the Pre-Effective Amendment No. 1 to the Registration Statement and the exhibits thereto. I have also examined or am familiar with the corporate charter, bylaws and other corporate records of JP Financial as I considered appropriate as a basis for the opinion hereinafter expressed.

On the basis of the foregoing, it is my opinion that:

1. JP Financial is a corporate duly organized and validly existing under the laws of the State of New Hampshire.

2. the Separate Account was duly created pursuant to the provisions of New Hampshire RSA 408:23-26 and the regulations thereunder.

3. The assets of the Separate Account will be owned by JP Financial; JP Financial is not a trustee with respect thereto. Under New Hampshire law, the income, gains and losses, whether realized or unrealized, from asset allocate to the Separate Account must be credited to or charged against such account, without regard to the other income, gains or losses of JP Financial. Contract obligations with respect to the Separate Account constitute corporate obligations of JP Financial. The specific amount payable from accumulations in the Separate Account in accordance with the Policy will depend upon the investment experience of the Separate Account.

4. The Policy will provide that the portion of the assets of the Separate Account equal to the reserves and the other liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business JP Financial may conduct and that JP Financial reserves the right to transfer assets of the Separate Account in excess of such reserves and policy liabilities to the general account of JP Financial.

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Jefferson Pilot Financial Insurance Company
Page Two
May 19, 2000

5. When executed, the Policy (including any Units when duly credited thereunder) will have been duly authorized and the Policy (including any such Units) will constitute a validly issued and binding obligation of JP Financial in accordance with its terms. The Policy described in the prospectus contained in the Registration Statement will be subject only to the deductions, charges and fees set forth in the prospectus.

I hereby consent to the use of this opinion as an Exhibit to the Pre-Effective Amendment No. 1 to the Registration Statement of the Separate Account.

Sincerely,

/s/ Shari J. Lease

Shari J. Lease
Vice President and Counsel